Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION OF

ROCK ENERGY RESOURCES, INC.

ROCK ENERGY RESOURCES, INC. (the “Corporation”), is a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”).  The Corporation was originally incorporated under the name “Venture Enterprises, Inc.,” and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 6, 1984, and was previously amended by the Certificate of Renewal filed on June 24, 1988, the Certificate of Amendment filed on September 10, 1990, the Certificate of Amendment filed on September 21, 1990, the Certificate of Amendment filed on January 18, 1991, the Certificate of Agreement of Merger filed on August 20, 1996, the Certificate of Merger filed on September 25, 1997, the Certificate of Resignation of Registered Agent with Appointment filed on April 10, 2002, the Certificate of Renewal filed on April 4, 2006, the Certificate of Amendment filed on April 3, 2007, and the Certificate of Amendment filed on February 14, 2008.

This Restated Certificate of Incorporation (this “Certificate”) only restates and integrates, and does not further amend, the Corporation’s certificate of incorporation as heretofore amended or supplemented (except for the omission of information related to the Corporation’s original incorporator, as allowed by Section 245(c)(a) of the General Corporation Law).  This Certificate  has been duly adopted in accordance with the provisions of Section 245 of the General Corporation Law, and the provisions of the original certificate of incorporation and any and all amendments thereto or restatements thereof are hereby integrated and restated so as to read, in their entirety, as follows:

FIRST:                                                 The name of the Corporation is

ROCK ENERGY RESOURCES, INC.

SECOND:                                  The registered office of the corporation and place of business in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle.  The name of its registered agent at the address is Corporation Service Company.

THIRD:                                             The nature of the business, and the objects and purposes proposed to be transacted, promoted and carried on, are to do any and all things therein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world, viz:

To do any lawful act or thing for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:                                 The authorized capital stock of the corporation shall consist of two classes of stock designated as Common Stock and Preferred Stock.

The total number of shares of Common Stock that the corporation will have authority to issue is Five Hundred Million (500,000,000).  The shares shall have a par value of $0.0001 per share.  All of the Common Stock authorized herein shall have equal voting rights and powers without restrictions in preference.

The total number of shares of Preferred Stock that the corporation will have authority to issue is Ten Million (10,000,000). The Preferred Stock will have a stated value of $0.0001 per share.  The authorized but unissued shares of Preferred Stock may be divided into and issued in designated series from time to time by one or more resolutions adopted by the Board of Directors.  The Directors, in their sole discretion, shall have the power to determine the relative powers, preferences and rights of each series of Preferred Stock.

FIFTH:                                                The directors shall have power to make and to alter or amend the By-Laws; to fix the amount to be reserved as working capital, and to authorize and cause to be executed, mortgages and liens without limit as to the amount, upon the property and franchises of this corporation.

With the consent in writing, and pursuant to a vote of the holders of a majority of the capital stock issued and outstanding, the Directors shall have authority to dispose, in any manner, of the property of this corporation.

The By-Laws shall determine whether and to what extent the accounts and books of this Corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right of inspecting any account, or book, or document of this corporation, except as conferred by Law or the By-Laws, or by resolution of the stockholders.

The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the corporation outside the State of Delaware, at such places as may be from time to time designated by the By-Laws or by resolution of the stockholders or directors, except as otherwise required by the law of Delaware.

It is the intention that the objects, purposes and powers specified in paragraph THIRD hereof shall, except where otherwise specified in said paragraph, not be limited or restricted by reference to or inference from the terms of any other clause or paragraph in this Certificate of Incorporation, but that the objects, purposes and powers specified in paragraph THIRD and in each of the clauses or paragraphs of this charter shall be required as independent objects, purposes and powers.

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IN WITNESS WHEREOF, this Certificate has been executed by a duly authorized officer of this corporation on this 3rd day of October, 2008.

ROCK ENERGY RESOURCES, INC.

By:	/s/ Rocky V. Emery
Name: Rocky V. Emery
Title: CEO